UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

Dresser-Rand Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)	Date Filed:

DRESSER-RAND GROUP INC.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
DRESSER-RAND GROUP INC.
1200 West Sam Houston Parkway North
Houston, Texas 77043

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT
To Be Held
May 9, 2006

To the Stockholders of Dresser-Rand Group Inc.

NOTICE IS HEREBY GIVEN that Dresser-Rand Group Inc.’s (“DRC”) 2006 Annual Meeting of Stockholders will be held at 10:00 AM on Tuesday May 9, 2006, at The Houstonian Club, 111 North Post Oak Lane, Houston, Texas 77024 (“Annual Meeting”).

At the meeting, we will ask stockholders to:

1. Elect eight Directors for a term of one year;

2. Ratify the appointment of PricewaterhouseCoopers LLP as DRC’s Independent Registered Public Accountants;

3. Consider any other matters that properly come before the meeting.

We plan a brief business meeting focused on these items and we will attend to any other proper business that may arise. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSALS 1 AND 2. These proposals are further described in the proxy statement.

At the meeting, there will be a brief presentation on DRC’s operations, and we will offer time for your comments and questions. Only DRC stockholders of record at the close of business on March 31, 2006 are entitled to notice of and to vote at the meeting and any adjournment of it. For ten (10) days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at DRC’s corporate offices located at 1200 West Sam Houston Parkway North, Houston, Texas 77043

By order of the Board of Directors,

William Macaulay
Chairman of the Board

YOUR VOTE IS IMPORTANT

WE URGE YOU TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE 2006 ANNUAL MEETING.

i

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS OF

DRESSER-RAND GROUP INC. TO BE HELD ON

MAY 9, 2006

GENERAL INFORMATION ABOUT DRC’S ANNUAL MEETING

DRC intends to mail this proxy statement, proxy card and DRC’s Annual Report to Stockholders for the fiscal year ended December 31, 2005, to all stockholders entitled to vote at the Annual Meeting on or about April 9, 2006. The Annual Meeting will be held on Tuesday, May 9, 2006, at 10:00 AM at The Houstonian Club, 111 North Post Oak Lane, Houston, Texas 77024.

Who is entitled to vote at the Annual Meeting?

Anyone who owns of record DRC common stock as of the close of business on March 31, 2006 is entitled to one vote per share owned. There were 85,478,511 shares outstanding on that date.

Who is soliciting my proxy to vote my shares?

DRC’s Board of Directors “Board” is soliciting your “proxy,” or your authorization for our representatives to vote your shares. Your proxy will be effective for the May 9, 2006 meeting and at any adjournment or continuation of that meeting.

Who is paying for and what is the cost of soliciting proxies?

DRC is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, facsimile, or special letter by DRC’s directors, officers, and regular employees for no additional compensation. DRC will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of common stock.

What constitutes a quorum?

For business to be conducted at the Annual Meeting, a quorum constituting a majority of the shares of DRC common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

Delaware law and DRC’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws govern the vote on each proposal. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board’s recommendations and approval requirements are:

PROPOSAL 1.  ELECTION OF DIRECTORS

The first proposal item to be voted on is the election of eight Directors. The Board has nominated eight people as Directors, each of whom is currently serving as a Director of DRC.

You may find information about these nominees, beginning on Page 4.

You may vote in favor of all the nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Assuming a quorum, each share of common stock is entitled to cast one vote on each of the eight nominees for Director. Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR each director nominee.

PROPOSAL 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, PRICEWATERHOUSECOOPERS LLP

The second proposal item to be voted on is to ratify the appointment of PricewaterhouseCoopers LLP as DRC’s Independent Registered Public Accountants.

You may find information about this proposal beginning on Page 6.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accountants.

PROPOSAL 3.  OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s meeting are described on Page 8.

VOTING AND PROXY PROCEDURE

What are the voting rights of holders of DRC common stock?

Each outstanding share of DRC common stock will be entitled to one vote on each matter considered at the meeting.

How do I vote?

You may vote in three (3) different ways:

1. BY MAIL.  Mark your voting instructions on, and sign and date, the proxy card and then return it in the postage-paid envelope provided. The Board recommends that you vote by proxy even if you plan on attending the meeting. If you mail your proxy card, we must receive it before the polls close at the end of the meeting.

If we receive your signed proxy card, but you do not give voting instructions, our representatives will vote your shares FOR Proposals 1 and 2. If any other matters arise during the meeting that requires a vote, the representatives will vote based on the recommendation of the Board of Directors, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

2. IN PERSON.  You may deliver your completed proxy in person at the meeting. “Street name” or nominee account shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

3. VIA TELEPHONE.  If you own your shares in “street name” or in a nominee account, you may place your vote by telephone by following the instructions on the proxy card provided by your broker, bank or other holders of record.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers or other nominees. Please complete and provide your voting instructions for all proxy cards that you receive.

How do I revoke my proxy or change my voting instructions?

You may revoke your proxy or change your voting instructions in three (3) different ways:

1. WRITE TO DRC’S CORPORATE SECRETARY, RANDY D. RINICELLA, AT 1200 WEST SAM HOUSTON PARKWAY NORTH, HOUSTON, TEXAS, 77043.

Your letter should contain the name in which your shares are registered, your control number, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Mr. Rinicella must receive your letter before the Annual Meeting begins.

2. SUBMIT A NEW PROXY CARD BEARING A LATER DATE THAN THE ONE YOU WISH TO REVOKE. We must receive your new proxy card before the Annual Meeting begins.

3. ATTEND THE ANNUAL MEETING AND VOTE IN PERSON AS DESCRIBED ABOVE (OR BY PERSONAL REPRESENTATIVE WITH AN APPROPRIATE PROXY). Attendance at the meeting will not by itself revoke a previously granted proxy.

How will proxies be voted if I give my authorization?

The Board of Directors has selected Vincent R. Volpe Jr., Leonard M. Anthony and Randy D. Rinicella, and each of them, to act as proxies with full power of substitution. With respect to the proposal regarding election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees, or (c) withhold their votes as to specific nominees by so indicating in the appropriate space on the enclosed proxy card. With respect to the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2006, stockholders may (i ) vote “for”, (ii) vote “against” or (iii) abstain from voting as to each such matter. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD WILL BE VOTED (i ) “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES, AND (ii) “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

How will votes be counted?

The inspector of elections appointed by the Board for the Annual Meeting will calculate affirmative votes, negative votes, abstentions, and broker non-votes. Under Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

You as beneficial owner own your shares in “street name,” if your broker or other “street” nominee is actually the record owner. Brokers or other “street” nominee have discretionary authority to vote on routine matters, regardless of whether they have received voting instructions from their clients who are the beneficial owner. Director elections and ratifying the appointment of independent accountants are each routine matters. A “broker non-vote” results on a matter when a broker or other “street” or nominee record holder returns a duly executed proxy but does not vote on non-routine matters solely because it does not have discretionary authority to vote on non-routine matters and has not received voting instructions from its client (the beneficial holder). Accordingly, no broker non-votes occur when voting on routine matters. Broker non-votes count toward a quorum. The approval of a proposal regarding a non-routine matter is determined based on the vote of all shares present in person or represented and entitled to vote on the matter. Abstention on such a proposal has the same effect as a vote “against” such proposal. Broker non-votes have no effect on the vote of such proposals.

Where do I find voting results of the Annual Meeting?

Preliminary voting results will be announced at the meeting. Final voting results will be published in DRC’s quarterly report on Form 10-Q for the second quarter of 2006. The report will be filed with the Securities and Exchange Commission (the “SEC”) on or about August 15, 2006 and you may receive a copy by contacting DRC Investor Relations at 716-375-3152, or the SEC at 800-SEC-0330 for the location of its nearest public reference room. You may also access a copy on the Internet at www.Dresser-Rand.com or through EDGAR, the SEC’s electronic data system, at www.sec.gov.

PROPOSAL ONE

ELECTION OF DIRECTORS

The first agenda item to be voted on is the election of eight Directors. The Board has nominated eight people as Directors, each of whom is currently serving as a Director of DRC. The Board unanimously recommends that you vote FOR such nominees.

The Board of Directors consists of eight Directors with each term expiring at the Annual Meeting. Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

The table below sets forth the names, age as of March 31, 2006, and existing positions with DRC of each nominee:

Name	Age	Office or Position Held

William E. Macaulay	60	Chairman of the Board of Directors
Vincent R. Volpe Jr.	48	Director, Member of the Compensation and Nominating and Corporate Governance Committees, President, and Chief Executive Officer
Thomas J. Sikorski	44	Director and Member of the Nominating and Governance Committee
Mark A. McComiskey	33	Director and Member of the Audit, Compensation, and Nominating and Governance Committees
Kenneth W. Moore	36	Director and Member of the Audit and Compensation Committees
Michael L. Underwood	62	Director and Member of the Audit Committee
Philip R. Roth	55	Director and Member of the Audit Committee
Louis A. Raspino	53	Director and Member of the Audit Committee

The following sets forth biographical information for our nominees.

William E. Macaulay has been the Chairman of our Board of Directors since the acquisition in October 2004. Mr. Macaulay is the Chairman and Chief Executive Officer of First Reserve Corporation (“First Reserve”), which he joined in 1983. Prior to joining First Reserve, Mr. Macaulay was a co-founder of Meridien Capital Company, a private equity buyout firm. From 1972 to 1982, Mr. Macaulay was with Oppenheimer & Co., Inc., where he served as Director of Corporate Finance, with responsibility for investing Oppenheimer’s capital in private equity transactions, as a General Partner and member of the Management Committee of Oppenheimer & Co., as well as President of Oppenheimer Energy Corporation. Mr. Macaulay serves as Chairman of Foundation Coal Holdings, Inc., a coal company. He also serves as a director of Alpha Natural Resources, Inc., a coal company, Dresser, Inc., an equipment and services company serving the energy industry, and Weatherford International, Inc., an oilfield service company. Mr. Macaulay holds a B.B.A. degree, Magna Cum Laude in Economics from City College of New York and an M.B.A. from the Wharton School of the University of Pennsylvania.

Vincent R. Volpe Jr. is our President and Chief Executive Officer and has served as a member of our Board of Directors since the acquisition in October 2004. Mr. Volpe has been with Dresser-Rand Company and its predecessor companies since 1981. He has held positions in Engineering, Marketing and Operations residing and working in various countries, including: Applications Engineer in Caracas, Venezuela; Vice President Dresser-Rand Japan in Tokyo, Japan; Vice President Marketing and Engineering Steam and Turbo Products; Executive Vice President European Operations in Le Havre, France; and President Dresser-Rand Europe in London, U.K. Mr. Volpe returned to Olean in January 1997 and became President of Dresser-Rand Company’s Turbo Product Division, a position he held until September 2000. In April 1999, he assumed the additional role of Chief Operating Officer for Dresser-Rand Company, responsible for worldwide manufacturing, technology and supply chain management, serving in that position until September 2000. Mr. Volpe became President and Chief Executive Officer of Dresser-Rand Company in September 2000. He is proficient in five languages. Mr. Volpe earned a BS in Mechanical Engineering and a BA in German literature, both from Lehigh University.

Thomas J. Sikorski has been a member of our Board of Directors since the acquisition in October 2004. Mr. Sikorski is a Managing Director of First Reserve, which he joined in April 2002. Prior to joining First Reserve, Mr. Sikorski was a partner with Windward Capital, a New York-based private equity firm. Windward was initially the merchant banking arm of CSFB/MetLife. Prior to being a co-founder of Windward in 1994, Mr. Sikorski was a Director at MetLife Private Equity Investments and a Vice President in the CSFB Private Equity Group. Mr. Sikorski also serves as a director of Dresser, Inc., an equipment and service company serving the energy industry. Mr. Sikorski holds an A.B. degree Magna Cum Laude in Economics from Harvard College and an M.B.A. from Stanford Business School.

Mark A. McComiskey has been a member of our Board of Directors since the acquisition in October 2004. Mr. McComiskey is a Director of First Reserve and joined that firm in June 2004. Prior to joining First Reserve, Mr. McComiskey was a principal at Clayton, Dubilier & Rice Inc., a private equity firm, from June 2000 until May 2004. Previously, Mr. McComiskey was an attorney at the international law firm of Debevoise & Plimpton LLP from October 1997 until June 2000. Mr. McComiskey holds an A.B. degree Magna Cum Laude in Economics from Harvard College and a J.D., Magna Cum Laude from Harvard Law School.

Kenneth W. Moore has been a member of our Board of Directors since the acquisition in October 2004. Mr. Moore is a Managing Director of First Reserve and joined that firm in January 2004. Before joining First Reserve, Mr. Moore was a Vice President at Morgan Stanley, an investment bank, from 2000 until 2004. Prior to joining Morgan Stanley, Mr. Moore was an Associate at Chase Securities from 1998 until 2000. Mr. Moore holds a B.A. degree from Tufts University and an M.B.A. from the Johnson School of Management at Cornell University.

Michael L. Underwood has been a member of our Board of Directors since August 2005. He has over 35 years of accounting experience. He joined Arthur Andersen LLP in 1968 and advanced through accounting positions of increasing responsibility. He served as Staff, Senior or Manager from February 1968 to September 1978 and he served as Partner from September 1978 to June 2002 where he led a variety of audit engagements and served as an advisory partner for public manufacturing companies. From June 2002 to June 2003, Mr. Underwood served as Director at Deloitte & Touche LLP where he conducted Sarbanes-Oxley training, among other things. Mr. Underwood earned both a BS and a Masters in Accounting from the University of Illinois.

Philip R. Roth has been a member of our Board of Directors since December 2005. He has over 30 years of accounting and finance experience. Mr. Roth was formerly Vice President, Finance and Chief Financial Officer of Gardner Denver, Inc., from May 1996 until August 2004. Prior to joining Gardner Denver, Mr. Roth was with Emerson Electric Co. from 1980 until 1996 where he held positions in accounting, treasury and investor relations at the corporate office, and in strategic planning and acquisitions, and as a Chief Financial Officer at the division level. Mr. Roth is a CPA and began his career with Price Waterhouse. He earned a BS in Accounting and Business Administration from the University of Missouri and an MBA from the Olin School of Business at Washington University.

Louis A. Raspino has been a member of our Board of Directors since December 2005. He has over 30 years of experience in the oil and gas exploration production and service industry. Mr. Raspino has been the President and Chief Executive Officer of Pride International Inc. since June 2005 and was an Executive Vice President and Chief Financial Officer from December 2003 until June 2005. Before joining Pride International in December 2003, he was Senior Vice President and Chief Financial Officer of Grant Prideco, Inc. from July 2001 until December 2003. From December 2000 until April 2001, Mr. Raspino served as Senior Vice President, Chief Financial Officer and Chief Operating Officer of JRL Enterprises, Inc. Previously, he was also Vice President of Finance for Halliburton Company, Senior Vice President and Chief Financial Officer of The Louisiana Land & Exploration Company and began his career with Ernst & Young. Mr. Raspino is a CPA and earned a BS from Louisiana State University in New Orleans and an MBA from Loyola University.

The Board of Directors unanimously recommends that you vote FOR this proposal.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The second agenda item to be voted on is to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for the fiscal year ending December 31, 2006.

The Audit Committee has recommended, and the Board of Directors has approved, PricewaterhouseCoopers LLP to act as DRC’s independent registered public accountants for the fiscal year ending December 31, 2006. The Board of Directors has directed that such appointment be submitted to DRC’s stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP were DRC’s independent public accountants for the fiscal year ending December 31, 2005.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as DRC’s independent public accountants is not required. The Board, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board of Directors will reconsider whether or not to retain PricewaterhouseCoopers LLP or another firm. Even if the appointment is ratified, the Board, in its discretion, may direct the appointment of a different accounting firm at any time during the 2006 fiscal year if the Board of Directors determines that such a change would be in the best interests of DRC and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR this proposal.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors consisted of Messrs. McComiskey and Moore until August 2005 when Michael L. Underwood was appointed to the Audit Committee. In December 2005, Philip R. Roth and Louis A. Raspino were appointed to the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors. The committee charter is attached to this proxy statement and is available on the Company’s web site (www.Dresser-Rand.com).

The Company’s management is responsible for all financial statements and financial reporting processes of the Company and its direct and indirect subsidiaries, including the systems of internal accounting control. The independent registered public accounting firm is responsible for performing audits of the financial statements and for issuing opinions on the conformity of those financial statements with U.S. generally accepted accounting principles. The Audit Committee monitors the financial reporting processes and systems of internal control on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year ended December 31, 2005 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by relevant professional and regulatory standards and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The Audit Committee and the Board of Directors also have approved, subject to stockholder ratification, the selection of PricewaterhouseCoopers LLP to act as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

THE AUDIT COMMITTEE

Michael L. Underwood, Chairman
Philip R. Roth
Louis A. Raspino
Mark A. McComiskey
Kenneth W. Moore

Fees of Independent Certified Public Accountants

The Audit Committee has reviewed the audit fees of the independent auditors. For work performed in regard to fiscal year 2005, DRC paid PricewaterhouseCoopers LLP the following fees for services, as categorized:

Fiscal Year 2005

Audit fees(1)	$4,162,120
Audit-related fees(2)	0
Tax fees(3)	$144,719
All other fees(4)	$8,500
Total fees	$4,315,339

(1)	Includes fee for audit services principally relating to the annual audit, quarterly reviews and registration statements.

(2)	Assurance and related services that are reasonably related to the performance of the audit or review of the financial statement and not reported under audit fees.

(3)	Tax compliance, tax advice and tax planning.

(4)	All other services not reported under (1) through (3).

Our Board has a policy to assure the independence of its independent registered public accounting firm. Prior to each fiscal year, the Audit Committee receives a written report from PricewaterhouseCoopers LLP describing the elements expected to be performed in the course of its audit of the Company’s financial statements for the coming year. All audit related services, tax services and other services were pre-approved for 2005 by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

PROPOSAL THREE

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to DRC will be voted in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Stockholder Proposals for the 2007 Annual Meeting

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be included in the proxy statement for the 2007 Annual Meeting, DRC must receive proposals no later than January 15, 2007. Proposals for inclusion in the proxy statement must comply with the Securities Exchange Act of 1934, as amended, including Rule 14a-8, as well as with our bylaws.

Pursuant to DRC’s bylaws, stockholders may present proposals that are proper subjects for consideration at an annual meeting. DRC’s bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to DRC no later than the close of business on the 90th day prior to nor earlier than the close of business on the 120th day prior to the anniversary date of the previous year’s annual meeting. To be eligible for consideration at the 2007 Annual Meeting, proposals that have not been submitted by the deadline for inclusion in the proxy statement must be received by DRC between January 9, 2007 and February 8, 2007. In the event the date of the 2007 Annual Meeting is changed by more than 30 days from the date contemplated as of the date of this proxy statement, stockholder notice must be received not earlier than the close of business on the 120th day prior to the 2007 Annual Meeting nor later than the close of business on the 90th day prior to the 2007 Annual Meeting. However, if the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the DRC naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the anniversary of the mailing of proxy materials for the prior year’s annual meeting of stockholders, then a stockholder proposal only with respect to nominees for any new positions created by such increase must be received by the Secretary by the close of business on the 10th day following such public announcement. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

DRC is currently relying upon the “controlled company” phase-in exemption from the New York Stock Exchange (“NYSE”) rules with respect to director independence. As a result, we will be required to have a majority of independent directors on our Board within one (1) year after DRC ceases to be a controlled company.

In determining director independence, DRC employs the standards set forth in the NYSE listed company manual. The independence test in the NYSE rules requires that the Director (or a member of his immediate family) is not an affiliate of or otherwise have a material relationship with DRC and that for the last three years:

•	Was not an employee of DRC (and no immediate family member was an executive officer of DRC).

•	Did not receive more than $100,000 per year in compensation from DRC (other than for director and committee fees, pensions or other deferred compensation from prior service).

•	Was not employed by or affiliated with a present or former internal or external auditor of DRC.

•	Has not been employed as an executive officer by any company whose Compensation Committee includes an executive officer of DRC.

•	Was not an employee or executive officer (and no immediate family member was an executive officer) of another company that (in any single fiscal year) makes payments to, or receives payments from, DRC for property or services in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenue.

Applying the NYSE test, the Board has concluded that Messrs. Underwood, Roth and Raspino are independent. The Board has not made an independence determination with respect to the remaining Directors.

The Board of Directors and its Committees

The Board of Directors held six meetings in 2005, either in person or by telephone. Each director attended at least 75% of all Board and applicable committee meetings during 2005. Under DRC’s Corporate Governance Practices and Policies, Directors are encouraged to attend stockholder meetings. DRC has scheduled one of its quarterly Board meetings on the day following the Annual Meeting of Stockholders. In connection with each of the quarterly Board meetings, the non-management Directors will meet in executive session without any employee directors or members of management present. If the Board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The Chairman of the Board presides at each executive session of the non-management directors.

Nominating and
Name	Audit		Compensation		Governance

William E. Macaulay
Vincent R. Volpe Jr.			X		X
Thomas J. Sikorski					X
Mark A. McComiskey	X		X	*	X
Kenneth W. Moore	X		X
Michael L. Underwood	X	*
Philip R. Roth	X
Louis A. Raspino	X

*	Chairman.

The standing Board Committees and the number of meetings they held in 2005 were as follows:

•	Audit Committee — Seven

•	Compensation Committee — Three

•	Nominating and Corporate Governance Committee — Two

The principal responsibilities and functions of the standing Board committees are summarized below and described in more detail in the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee charters, which may be found on the Company’s web site (www.Dresser-Rand.com). Copies of these charters may also be obtained by contacting our Corporate Secretary.

Audit Committee

Our Audit Committee currently consists of Michael L. Underwood, Philip R. Roth, Louis A. Raspino, Mark A. McComiskey and Kenneth W. Moore. Michael L. Underwood is our Audit Committee “financial expert” as such term is defined in Item 401(h) of Regulation S-K. The Audit Committee is responsible for (1) the hiring or termination of independent auditors and approving any non-audit work performed by such auditor, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements’ response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) annually reviewing the adequacy of the Audit Committee’s written charter, (12) establishing procedures for the receipt and monitoring of complaints received by DRC (including anonymous submissions by our employees) regarding accounting, internal accounting and auditing matters, (13) handling such other matters that are specifically delegated to the Audit Committee by the Board of Directors from time to time, (14) reporting regularly to the full Board of Directors and (15) conducting an annual evaluation of its performance. The Audit Committee has adopted a charter a copy of which is included as Exhibit A to this proxy statement.

As previously discussed, DRC relies on “Controlled Company” phase-in exemption with respect to director independence from the New York Stock Exchange rules; as a result all members serving on the Audit Committee must meet the requirements of the NYSE within one year after DRC ceases to be a controlled company. Applying the test provided by the NYSE, the Board has concluded that Messrs. Underwood, Roth and Raspino are independent, and also that Mr. Underwood is an Audit Committee financial expert as defined by SEC rules. The Board has not made an independence determination with respect to the remaining Audit Committee members. The Board has made an assessment and determined that DRC’s reliance on this phase-in exemption will not have a material adverse effect on the Audit Committee’s ability to act independently and satisfy other applicable requirements of the NYSE.

Compensation Committee

Our current Compensation Committee consists of Mark A. McComiskey, who serves as Chairman, Kenneth W. Moore and Vincent R. Volpe Jr. The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to DRC and its subsidiaries’ compensation programs including, the compensation of key employees, executives and the Board of Directors. The Compensation Committee is responsible for (1) administering DRC’s and its subsidiaries’ long-term incentive and stock plans, (2) reviewing the overall executive compensation philosophy of DRC and its subsidiaries and their benefit plans and programs, including employee pension plans, (3) reviewing and approving corporate goals and objectives relevant to Chief Executive Officer and other executive officers compensation, including annual performance targets, (4) evaluating the performance of the Chief Executive Officer and other executive officers in light of the corporate goals and objectives and, based on such evaluation, determining and approving the annual salary, bonus, equity based and other compensation and benefits, direct and indirect, of the Chief Executive Officer and other executive officers, (5) preparing recommendations and periodic reports on its activities to the Board of Directors, (6) preparing the annual report on executive compensation for inclusion in DRC’s proxy statement as required by the SEC, (7) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (8) approving the appointment and removal of trustees and investment managers for pension fund assets, (9) retaining consultants to advise the committee on executive compensation practices and policies, (10) handling such other matters that are specifically delegated to the Compensation Committee by the Board of Directors.

As discussed above, DRC relies on the “Controlled Company” phase-in exemption with respect to director independence from the NYSE rules; as a result all members serving on the Compensation Committee must meet the requirements of the NYSE within one year after DRC ceases to be a controlled company. The Board has not made an independence determination with respect to the Compensation Committee members.

The Compensation Committee has adopted a charter and stockholders may obtain a copy on DRC’s web site (www.Dresser-Rand.com).

Nominating and Corporate Governance Committee

Our current Nominating and Corporate Governance Committee consists of Mark A. McComiskey, Thomas J. Sikorski and Vincent R. Volpe Jr. The Nominating and Corporate Governance Committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to the Board of Directors individuals qualified to become executive officers, (3) overseeing evaluations of management and the Board of Directors, its members and committees of the Board of Directors, (4) periodic reviewing of the charter and composition of each committee of the Board of Directors (5) reviewing the adequacy of our certificate of incorporation and bylaws, (6) developing and recommending to the Board of Directors corporate governance practices and policies, (7) overseeing and approving the management continuity process, (8) handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by the Board of Directors from time to time and (9) reporting regularly to the full Board of Directors.

Prospective director nominees are identified through the contacts of the Chairman of the Board, other directors or members of senior management. Once a prospective director nominee has been identified, the Nominating and Corporate Governance Committee makes an initial determination through information provided to the Nominating and Corporate Governance Committee and information supplemented by the Nominating and Corporate Governance Committee through its own inquiries. The Nominating and Corporate Governance Committee will evaluate director nominees, including nominees that are submitted to DRC by a Stockholder, taking into consideration certain criteria, including issues of industry knowledge and experience, the current composition of the Board of Directors, wisdom, integrity, actual or potential conflicts of interest, skills such as understanding of finance and marketing and educational and professional background. In addition, directors must have time available to devote to Board activities and the ability to work collegially. At all times, at least one member of the Board must meet the definition of “financial expert” as such term is defined in Item 401(h) of Regulation S-K and serve on DRC’s Audit Committee. Stockholders should submit their recommendation as outlined below under “Stockholders Communications with the Board.” The Nominating and Corporate Governance Committee determined that its first priority was to identify and recruit a “financial expert.” Each prospective nominee was provided with a questionnaire to complete and return to the Nominating and Corporate Governance Committee. After its initial evaluation, the Nominating and Corporate Governance Committee determined whether it should proceed by making arrangements for the Nominating and Corporate Governance Committee, as well as other members of the Board of Directors, to interview the prospective nominee. As a result, the Nominating and Corporate Governance Committee identified Mr. Underwood as its financial expert.

The Nominating and Corporate Governance Committee determined that it next needed to identify and recruit a director with a background in natural resources and energy. Ideally, the prospective nominee would have the additional expertise necessary to serve on one or more of the committees of the Board of Directors. The Nominating and Corporate Governance Committee employed the process described above and identified Mr. Raspino.

Due to the fact that DRC will phase-in independent directors, as necessary, DRC might engage the services of a third party for a fee to identify and evaluate prospective nominees.

In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board of Directors.

As discussed above, DRC relies on the “controlled company’’ phase-in exemption with respect to director independence from the NYSE rules; as a result all members serving on the Nominating and Corporate Governance Committee must meet the requirements of the NYSE within one year after DRC ceases to be a controlled company. The Board has not made an independence determination with respect to the Nominating and Corporate Governance Committee members.

The Nominating and Corporate Governance Committee has adopted a charter and stockholders may obtain a copy on DRC’s web site (www.Dresser-Rand.com).

Code of Conduct and Code of Ethics

DRC has adopted a Code of Conduct for all employees and an additional Code of Ethics for all of our executives and financial officers. These Codes are available on DRC’s web site, www.Dresser-Rand.com, and upon written request by our stockholders at no cost.

Director Compensation

Directors who are employed by DRC, or appointed by First Reserve, do not receive compensation for service as a director (a “non-compensated director”). Other than non-compensated directors, each Director receives an annual cash retainer of $36,000 and $30,000 in restricted stock pursuant to the 2005 Directors Stock Incentive Plan. We also pay independent directors a fee of $10,000 for acting as committee chairs ($15,000 for serving as Audit

Committee chair). For each of the first six board or committee meetings our independent directors attend in person, they earn a fee of $4,000 and for any additional meetings they attend in person or for any meeting they attend telephonically, they are paid a fee of $1,000. Under the 2005 Directors Stock Incentive Plan, our independent directors may opt to receive shares of our common stock in lieu of any cash directors’ fees.

In addition, DRC reimburses Directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other DRC business related expenses.

Stockholder Director Nominations

In accordance with DRC’s Amended and Restated Bylaws, any stockholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2007 Annual Meeting of Stockholders only if the Secretary of DRC receives written notice of any such nominations no earlier than January 9, 2007 and no later than February 8, 2007. Any stockholder notice of intention to nominate a director shall include:

•	the name and address of the stockholder;

•	a representation that the stockholder is entitled to vote at the meeting at which directors will be elected;

•	the number of shares of DRC that are beneficially owned by the stockholder;

•	any material interest of the stockholder;

•	information required by Regulation 14A of the Securities Exchange Act of 1934, as amended;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the following information with respect to the person nominated by the stockholder:

•	name and address;

•	other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC, and

•	a description of any arrangements or understandings between the stockholder and the nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a director if elected.

Stockholder Communications with the Board

Stockholders may contact the Board of Directors as a group or an individual director by the following means:

Email: randy_d_rinicella@dresser-rand.com Mail: Board of Directors Attn:	Corporate Secretary 1200 West Sam Houston Parkway North Houston, TX 77043

Stockholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Stockholder communications will be promptly forwarded by the Secretary of DRC to the specified director addressee. Communications addressed to the full Board of Directors or the group of non-management directors will be forwarded by the Secretary of DRC to the Chairman of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee.

DRC did not receive any stockholder recommendations for director nominees to be considered by the Nominating and Corporate Governance Committee for the Annual Meeting.

EXECUTIVE OFFICERS

The following table sets forth the names and positions of our current executive officers and their age as of March 31, 2006.

Name	Age	Office or Position Held

Vincent R. Volpe Jr.	48	President and Chief Executive Officer
Leonard M. Anthony	51	Executive Vice President and Chief Financial Officer
Stephen A. Riordan	46	Vice President Finance
Walter J. Nye	50	Executive Vice President, Worldwide Product Services
Bradford W. Dickson	51	Executive Vice President, New Equipment Worldwide
Christopher Rossi	41	Vice President and General Manager, North American Operations
Jean-Francois Chevrier	59	Vice President and General Manager, European Operations
Elizabeth C. Powers	46	Vice President and Chief Administrative Officer
Randy D. Rinicella	48	Vice President, General Counsel and Secretary
Lonnie A. Arnett	60	Vice President, Controller and Chief Accounting Officer

Vincent R. Volpe Jr. is our President and Chief Executive Officer and has served as a member of our Board of Directors since the acquisition in October 2004. Mr. Volpe has been with Dresser-Rand Company and its predecessor companies since 1981. He has held positions in Engineering, Marketing and Operations residing and working in various countries, including: Applications Engineer in Caracas, Venezuela; Vice President Dresser-Rand Japan in Tokyo, Japan; Vice President Marketing and Engineering Steam and Turbo Products; Executive Vice President European Operations in Le Havre, France; and President Dresser-Rand Europe in London, U.K. Mr. Volpe returned to Olean in January 1997 and became President of Dresser-Rand Company’s Turbo Product Division, a position he held until September 2000. In April 1999, he assumed the additional role of Chief Operating Officer for Dresser-Rand Company, responsible for worldwide manufacturing, technology and supply chain management, serving in that position until September 2000. Mr. Volpe became President and Chief Executive Officer of Dresser-Rand Company in September 2000. He is proficient in five languages. Mr. Volpe earned a BS in Mechanical Engineering and a BA in German literature, both from Lehigh University.

Leonard M. Anthony has been our Executive Vice President and Chief Financial Officer since April 2005. Prior to that, he served as Chief Financial Officer of International Steel Group Inc. since May 2003. He has over 25 years of financial management experience. He joined Bethlehem Steel Corporation, an integrated steel producer in 1979 and advanced through increasingly responsible financial management positions. He served as Corporate Credit Manager of Bethlehem Steel Corporation from October 1985 to October 1986, Director of Financial Services from November 1986 to November 1990, Director Risk Management from December 1990 to February 1993, Manager Financial Planning from March 1993 to March 1995, Assistant Treasurer from March 1995 to March 1998, Vice President and Treasurer from October 1999 to September 2001 and Senior Vice President Finance and Chief Financial Officer from October 2001 to May 2003. In October 2001, Bethlehem Steel filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. Mr. Anthony earned a BS in Accounting from Pennsylvania State University, an MBA from the Wharton School of the University of Pennsylvania and an AMP from the Harvard Business School.

Stephen A. Riordan has been our Vice President Finance since April 2005. Mr. Riordan served as Chief Financial Officer from October 2004 to April 2005. Prior to that, Mr. Riordan served as Vice President Finance from January 2003 to October 2004. From January 1998 until December 2002, Mr. Riordan worked as an independent consultant to numerous Ingersoll-Rand Company Limited business units both domestically and internationally. Mr. Riordan joined Ingersoll-Rand in 1981 and spent sixteen years in the finance function in positions of increasing responsibility. From May 1993 until November 1997, Mr. Riordan was the Worldwide Division Controller for Ingersoll-Rand’s European Paving Equipment business unit in Germany. Mr. Riordan earned his CPA and is presently a Certified Management Accountant. Mr. Riordan possesses a BS in Accountancy from Bentley College and an MBA from Lehigh University.

Walter J. Nye has been our Executive Vice President, Worldwide Product Services since the acquisition in October 2004. Mr. Nye has been with Dresser-Rand Company and its predecessor companies since 1975. He has held numerous positions of increasing responsibility including Controller, Turbo Products Division; President, Dresser-Rand Services Division; and most recently served as Executive Vice President, Product Services from October 1997 until October 2004. Prior to this appointment, Mr. Nye served as Controller for Worldwide Turbo Operations. He has worldwide responsibility for our aftermarket parts and services business, including sales, repairs, field technical support, services and solutions. He has also been active in the involvement in Olean Turbo world class manufacturing investment program, reengineering, business strategy and cost reduction. Mr. Nye earned a BA from St. Bonaventure University and a Certificate in Management Accounting.

Bradford W. Dickson has been our Executive Vice President, New Equipment Worldwide since the acquisition in October 2004. Mr. Dickson has been with Dresser-Rand Company and its predecessor companies since 1977. He has held various leadership positions in International Sales, Marketing, and Project Management for Dresser-Rand Company and its predecessors, including three years located in Caracas, Venezuela managing the Venezuelan and Colombian Operations. From January 1999 to August 2000, Mr. Dickson served as Executive Vice President, Latin America, and served as Executive Vice President, The Americas Region, from August 2000 to April 2002. From April 2002 to July 2003, Mr. Dickson served as Executive Vice President, The Americas and Asia Pacific Regions. From July 2003 to October 2004, he served as Executive Vice President, responsible for all company new equipment sales worldwide, and also carries responsibility for Corporate Marketing and the Government Business Unit. Mr. Dickson has over 27 years of experience in the global energy industry working with compressors and turbines for process, oil and gas applications. Mr. Dickson earned a BS in Engineering from the University of Illinois and an MBA from the University of Southern California’s Marshall School of Business.

Christopher Rossi has been our Vice President and General Manager, North American Operations since the acquisition in October 2004. Mr. Rossi has been with Dresser-Rand Company and its predecessor companies since 1987. He has held various leadership positions within Dresser-Rand Company in the areas of Engineering, Production, Materials Management, and Supply Chain Management. From October 2003 to October 2004, Mr. Rossi was Vice President and General Manager, North American Operations, responsible for all U.S. plants, and worldwide Development Engineering. Mr. Rossi served as Vice President, Supply Chain Management Worldwide from March 1998 to January 2001 and as Vice President and General Manager Painted Post Operation from February 2001 to October 2003. Mr. Rossi earned a BSME from Virginia Tech and an MBA in Corporate Finance and Operations Management from the University of Rochester’s Simon School of Business.

Jean-Francois Chevrier has been our Vice President and General Manager, European Operations since the acquisition in October 2004. Mr. Chevrier has been with Dresser-Rand Company and its predecessor companies since 1990. He has held the positions of Operations Manager in Le Havre, France; Director, Special Projects in Olean, New York; and General Manager Turbo Products, Europe. From March 1997 to July 2000, he held the position of Vice President & General Manager, French Operations. From August 2000 to October 2004, Mr. Chevrier served as the Vice President & General Manager for European Operations in Le Havre, France, which included responsibility for our businesses and plants in Oberhausen, Germany, and Kongsberg, Norway. Prior to joining Dresser-Rand Company, Mr. Chevrier held various leadership positions at a Peugeot subsidiary, specializing in military and aerospace hydraulic equipment. Mr. Chevrier earned a BSME from Tarbes University in France.

Elizabeth C. Powers has been our Vice President and Chief Administrative Officer since April 2005. Prior to that, Ms. Powers served as Vice President, Human Resources since April 2004. Ms. Powers was the Vice President for Ingersoll-Rand’s Global Business Service from January 1999 until January 2003. In this capacity, she was responsible for directing the design of worldwide benefits, as well as establishing the Human Resource Shared Services organization for Ingersoll-Rand. Ms. Powers left Ingersoll-Rand on a leave of absence from January 2003 until March 2004. Ms. Powers has been with Dresser-Rand Company and its predecessor companies since 1986.

She has held various Human Resource positions in Dresser-Rand Company since the start of the joint venture and has also worked as Director and Vice President of Human Resources in various Ingersoll-Rand businesses. From 1994 to 1998, Ms. Powers served as worldwide Vice President, Human Resources, Production Equipment Group. She has also served on the Board of Rx Intelligence. Ms. Powers earned a BS from Cornell University’s School of Industrial & Labor Relations.

Randy D. Rinicella has been our Vice President, General Counsel and Secretary since April 2005, and has been designated as the Company’s Chief Compliance Officer. Prior to that, Mr. Rinicella was a shareholder at the national law firm of Buchanan Ingersoll PC from January 2004 until April 2005. He was a member of the firm’s corporate finance department and managing partner of the Cleveland, Ohio office. From March 2002 until January 2004, Mr. Rinicella was a partner at the law firm of Roetzel & Andress. Previously, Mr. Rinicella was with the law firm of Reminger & Reminger as a partner from January 1999 until March 2002, and as an associate from March 1995 to January 1999, and was Senior Corporate Counsel at Reliance Electric Company from October 1990 until March 1995. Mr. Rinicella earned a BS in Management from the Weatherhead School of Management at Case Western Reserve University, a JD from the Cleveland Marshall College of Law and an MBA from the James J. Nance College of Business Administration at Cleveland State University.

Lonnie A. Arnett has been our Vice President, Controller and Chief Accounting Officer since June 2005. Prior to that, he served as Vice President, Controller and Chief Accounting Officer for International Steel Group Inc. since November 2003. From May 1984 to October 2003, Mr. Arnett served as Vice President, Controller and Chief Accounting Officer of Bethlehem Steel Corporation. In October 2001, Bethlehem Steel filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. Mr. Arnett held financial leadership positions in auditing and as Corporate Controller at Armco from April 1977 to April 1984. He also led a variety of audit engagements for Deloitte & Co., now Deloitte and Touche, from June 1968 to March 1977. Mr. Arnett is a CPA and earned a BS in Accounting from Western Kentucky University and an AMP from Harvard Business School.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report On Executive Compensation

Committee Membership and Duties

The Compensation Committee is responsible for reviewing and approving changes to DRC’s executive compensation programs. The Compensation Committee also approves all compensation payments to the Chief Executive Officer and the other executive officers, including base salary adjustments, annual incentives, and long-term incentive awards. The Compensation Committee discharges other responsibilities pertaining to DRC such as company-wide salary adjustments and overall compensation and benefit policies and plans.

The Compensation Committee’s membership is determined by the Board and currently is composed of Mark A. McComiskey (Chair), Kenneth W. Moore and Vincent R. Volpe Jr.

Overview of Compensation Philosophy and Programs

Our overall compensation philosophy is intended to attract and retain talented employees and management, to reward sustained results and foster a corporate culture that respects our Code of Conduct and our Code of Ethics. The Compensation Committee is assisted by DRC’s Human Resources personnel and, when the Compensation Committee considers appropriate, by independent outside advisors. DRC’s compensation programs for its executives should be composed of the following elements: (1) annual base salary, (2) an annual incentive bonus directly tied to performance and (3) long-term incentive compensation that is substantially linked with the long-term growth of DRC’s stock.

Base Salary

Base salary is generally designed to be competitive with comparable positions in peer companies. Each executive’s actual base salary, however, is determined taking into account additional factors, such as individual skills, experience and performance.

Annual Incentives

Annual cash incentive bonuses for our executives are granted under our annual incentive plan, which is administered by the Compensation Committee. Each year the Compensation Committee establishes target incentive bonuses and performance objectives. The actual bonus payable — which may equal, exceed or be less than the target bonus — is determined based on whether the applicable performance objectives are met, exceeded or not met.

Long-Term Incentives

For most of our senior executives, long-term incentive compensation has substantially been provided through each individual’s investment in Dresser-Rand Holdings, LLC. In connection with DRC’s acquisition from Ingersoll-Rand Company Limited in October 2004, DRC’s Chief Executive Officer and other senior executive officers were given the opportunity to participate in the acquisition through Dresser-Rand Holdings, LLC on terms that were reasonably customary for similar acquisitions. Indeed, the Chief Executive Officer was the single largest individual person who invested in Dresser-Rand Holdings, LLC. As a result, the Chief Executive Officer and other senior executive officers made significant cash investments in the acquisition, and have shared — and will continue to share — in the success of Dresser-Rand Holdings, LLC’s investment in DRC.

For individual executives who did not participate in Dresser-Rand Holdings, LLC, and, prospectively, all executives, long-term incentive will generally be provided through equity-based awards under DRC’s 2005 stock incentive plan — principally stock option and/or restricted stock awards. Through vesting criteria, such awards will be designed to retain the services of our executive while providing appropriate incentives and rewards directly linked to the growth in value of DRC’s stock.

Compensation for 2005

The summary compensation table on page 17 reflects the salaries and bonus amounts for DRC’s named executive officers. These bonus amounts were generally determined based on how DRC’s actual performance compared with the applicable targets that the Compensation Committee had set at the beginning of the year relating to DRC earnings before interest, taxes, and operating cash flow for the year ended December 31, 2005, as well as specific individual performance objectives.

Compensation of the Chief Executive Officer

The Compensation Committee reviewed the performance of DRC’s Chief Executive Officer, Vincent R. Volpe Jr. (Mr. Volpe, who is a member of the Compensation Committee, did not participate in this review.)

With the successful completion of DRC’s initial public offering, 2005 was a year under Mr. Volpe’s leadership of important success and change for DRC. For 2005 Mr. Volpe received an increase in his annual base salary of $125,000 from $375,000 to $500,000, in connection with his employment agreement dated October 27, 2004, as discussed below. The Compensation Committee determined that this increase was appropriate both based on individual merit and to maintain Mr. Volpe’s base salary at a competitive level. Mr. Volpe received an annual bonus under DRC’s annual incentive plan of $500,000, which was determined based on the level of achievement of the performance targets the Compensation Committee had established at the beginning of 2005. (In light of his substantial investment through Dresser-Rand Holdings, LLC, Mr. Volpe did not receive any equity or other long-term incentive awards in 2005).

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), generally limits to $1 million the deductibility of compensation paid by a public company to any employee who on the last day of the year is the Chief Executive Officer or one of the four other most highly compensated officers. Compensation may qualify for an exemption from the deduction limit if it satisfies certain conditions under Section 162(m). The Compensation Committee considers the impact of this rule when developing and implementing DRC’s executive compensation programs. DRC believes that it is important to preserve flexibility in administering compensation programs. Accordingly, DRC has not adopted a policy that all compensation must qualify as deductible under Section 162(m), and amounts paid under any of DRC’s compensation programs may be determined not to so qualify.

THE COMPENSATION COMMITTEE

Mark A. McComiskey, Chairman
Kenneth W. Moore
Vincent R. Volpe Jr.

Compensation Committee Interlocks and Insider Participation

Directors McComiskey, Moore and Volpe were members of the Compensation Committee during 2005. Mr. Volpe is our President and Chief Executive Officer. The entire Board of Directors, excluding Mr. Volpe, determines Mr. Volpe’s compensation.

In 2005, none of DRC’s executive officers:

•	served as a member of the Compensation Committee (or committee performing a similar function, or in the absence of such committee, the Board of Directors) of another entity, one of whose executive officers served on DRC’s Compensation Committee or Board of Directors; or

•	served as a director of another entity, one of whose executive officers served on DRC’s Compensation Committee.

Executive Compensation

Summary Compensation Table

The following summary compensation table sets forth information concerning compensation earned in 2005, 2004 and 2003, by our Chief Executive Officer and our other four most highly compensated executive officers (each a “named executive officer”) at the end of the 2005 fiscal year. All references to stock under “Executive Compensation” refer to shares of common stock of Ingersoll-Rand Company Limited, a Bermuda corporation, and its predecessors (together, “Ingersoll-Rand”), which sold its interest in the predecessors of the Company to Dresser-Rand Holdings, LLC, our current majority shareholder, in 2004 (the “acquisition”). References to

“Performance Share Program” and “Sales Incentive Program” refer to executive compensation plans of Ingersoll-Rand. As of the consummation of the acquisition, our management ceased to participate in such plans.

					Long-Term
					Compensation(1)
					Awards
					Number of
		Annual Compensation			Securities	All Other
				Other Annual	Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus(2)(3)	Compensation ($)(3)	Option/SARs (#)	($)(4)(5)

Vincent R. Volpe Jr.	2005	500,000	500,000	—	—	136,978
President and Chief	2004	375,000	865,593	—	40,860	1,410,115
Executive Officer	2003	349,999	713,646	—	41,800	58,461
Leonard M. Anthony	2005	265,917	261,900	—	—	15,131
Executive Vice President and
Chief Financial Officer
Walter J. Nye	2005	250,811	167,300	—	—	63,028
Executive Vice President,	2004	224,651	129,000	—	19,940	348,252
Product Services Worldwide	2003	211,866	98,500	—	19,440	36,446
Bradford W. Dickson	2005	230,222	163,900	—	—	41,671
Executive Vice President,	2004	193,923	122,100	—	14,260	323,479
New Equipment Worldwide	2003	181,290	86,967	—	13,640	31,176
Stephen A. Riordan	2005	233,604	147,400	—	—	25,419
Vice President Finance(6)	2004	193,772	124,800	—	10,000	298,423
	2003	173,016	100,000	—	—	11,297

(1)	All long-term compensation awards presented for 2004 and 2003 represent options/SARS for Ingersoll-Rand common stock received by the named executive officer from Ingersoll-Rand. These awards have been adjusted to reflect the two-for-one stock split of Ingersoll-Rand common stock effective September 2005. None of the named executive officers have received options or other long-term compensation awards from us since the acquisition.

(2)	Amounts for 2004 and 2003 under this column reflect a combination of bonus earnings from our annual bonus plan and the Performance Share Program, which Mr. Volpe was eligible to receive as a division president of Ingersoll-Rand. The Performance Share Program provides annual awards based on a combination of the achievement of strategic initiatives and annual financial performance. Mr. Volpe’s participation in the Performance Share Program was discontinued at December 31, 2004. The amounts earned as bonuses under our annual incentive plan and under the Performance Share Program were as follows:

			Performance
			Share
Name	Year	Bonus ($)	Program ($)

Vincent R. Volpe Jr.	2004	440,100	425,493
	2003	282,400	431,246

(3)	We provide certain members of senior management with certain other personal benefits, the aggregate value of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer. The value of such personal benefits is not included in this table.

(4)	Amounts for 2005 under this column include the following accruals for or contributions to various plans for the year ending December 31, 2005

			Benefit	Taxable	Other
		Company 401(k)	Restoration	Relocation	Miscellaneous
Name	Totals ($)	Plan Contributions ($)	Accruals ($)	Benefits ($)	Benefits ($)

Vincent R. Volpe Jr.	136,978	26,860	38,000	15,135	56,983
Leonard M. Anthony	15,131	3,019	—	12,112	—
Walter J. Nye	63,028	15,100	15,792	32,136	—
Stephen A. Riordan	25,419	15,100	10,319	—	—
Bradford W. Dickson	46,671	15,100	19,071	—	7,500

The named executive officers participate in a 401 (k) Plan sponsored by us on a basis consistent with all other eligible salaried employees. Certain executives are eligible for Benefit Restoration Plans designed to compensate them for the elimination of our Defined Benefit Retirement Plan and/or other benefits that were lost due to changes in tax law. Eligibility, participation and/or benefits for these Benefit Restoration Plans are dependent upon hire date, years of service and eligible compensation. Messrs. Volpe, Anthony and Nye relocated during 2005 at our request. The above amounts included in “Taxable Relocation Benefits” reflect the amounts provided to these executives for relocation benefits not currently allowed under the Code. During 2005, we purchased country club memberships for Messrs. Volpe and Dickson, which are used for business purposes in connection with entertaining our key clients and business contacts. The reimbursement represents the initiation fees for these memberships. The annual dues and maintenance fees for the memberships are the responsibility of the executive officer and are not reimbursed by us.

(5)	401(k) Plan Contributions and Benefit Restoration Accruals for 2004 were as follows: Mr. Volpe — $80,115, Mr. Nye — $13,776, Mr. Riordan — $14,491 and Mr. Dickson — $39,079. In addition to retirement plan contributions, Messrs. Volpe, Nye, Riordan and Dickson received awards under a sales incentive program established by Ingersoll-Rand due to the successful sale of Dresser-Rand Company. Each received, pursuant to the program, payments from Ingersoll-Rand equal to 100% of their total cash compensation (annual base salary plus annual target bonus amount) as of the date of the Acquisition other than Mr. Volpe who received two times his total cash compensation. In addition, all participants in the program had the vesting on their stock options, or stock equivalency rights, accelerated such that all such unvested options or rights fully vested on October 29, 2004, the date of the Acquisition.

The total payments to the named executive officers under the sales incentive program during 2004 were Mr. Volpe — $1,330,000, Mr. Nye — $334,476, Mr. Riordan — $283,932 and Mr. Dickson — $284,400.

(6)	Mr. Riordan was Vice President Finance from January 2003 through October 2004 and acted as the Chief Financial Officer from October 2004 through April 2005. Mr. Anthony assumed the role of Chief Financial Officer upon commencement of his employment with us in April 2005.

Pension Plan

Prior to March 31, 1998, Dresser Rand Company, our predecessor, sponsored qualified and nonqualified defined benefit pension plans for salaried employees. The benefits under these plans were based on final average pay and service at retirement, subject to applicable offsets.

Effective March 31,1998, our Predecessor amended the qualified and nonqualified defined benefit pension plans to cease benefit accruals as of that date. That is, for employees hired prior to March 31, 1998, their accrued benefits were frozen and no additional accruals due to service and or pay were granted. Employees hired after March 31, 1998 were not eligible to participate in any defined benefit pension plans.

Messrs. Volpe, Nye and Dickson have estimated monthly accrued pension benefits of $2,500, $2,100 and $1,800, respectively. These benefit amounts are payable at age 65 as a single life annuity and represent the benefit payable from both the qualified and nonqualified defined benefit pension plans. These benefits amounts are fixed obligations of the successor and will not increase with future pay and/or service levels. Messrs. Riordan and Chevrier are not entitled to any benefits under our qualified or nonqualified pension plans.

Other Retirement Plans

We offer nearly all U.S. employees the opportunity to save for their retirement by contributing to one of three retirement savings plans sponsored by us (“401(k) Plans”). These 401(k) Plans are intended to be qualified under the Code and generally allow participants to make tax-deferred contributions toward their retirement, subject to federal deferral and income limitations. The Dresser-Rand Company Retirement Savings Plan for salaried employees is a safe harbor 401(k) Plan with additional employer contributions. Nonmatching employer contributions are subject to a 5-year cliff vesting while employee and matching contributions are vested immediately. To the extent applicable, each 401(k) Plan complies, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974 as amended, and the Code, and any employee benefit plan intended to be qualified under Section 401 (a) of the Code has been determined by the Internal Revenue Service to be so qualified and its related trust is tax-exempt and has been so since its creation.

Senior managers whose deferrals to the Dresser-Rand Company Retirement Savings Plan stop as a result of reaching limits under Section 415 of the Code, but who have not yet earned eligible compensation in excess of Section 401(a)(17) of the Code, receive contributions from us similar to the Dresser-Rand Company Retirement Savings Plan into a separate non-qualified plan. This non-qualified plan does not allow employee contributions.

Senior managers who earn eligible compensation in excess of Section 401 (a)(17) of the Code may also voluntarily elect to defer a percentage of their otherwise eligible compensation, in excess of this limit, into a nonqualified retirement plan similar to the applicable 401(k) Plan for salaried employees.

Our non-qualified plans are not funded. Both employee and employer contributions are considered to be our general assets and are subject to claims by creditors.

Employment Agreement

Vincent R. Volpe Jr.

On October 27, 2004, we entered into an employment agreement with Vincent R. Volpe Jr. pursuant to which Mr. Volpe serves as our President and Chief Executive Officer. Mr. Volpe’s employment agreement has an indefinite term. During the term of his agreement, Mr. Volpe is entitled to an annual base salary of not less than $500,000. Mr. Volpe is also eligible to receive a performance based bonus for each year during the term of his employment agreement, with a target bonus of up to 100% of his base salary, payable, at Mr. Volpe’s election, in cash, shares of common stock or a combination thereof. Mr. Volpe’s total compensation will be reviewed at least once every twelve months by our Board of Directors. For 2004, in addition to his annual bonus, we paid Mr. Volpe a one-time special bonus equal to the bonus that would have been paid to Mr. Volpe with respect to such year pursuant to the Ingersoll-Rand Performance Share Program at the same time as provided by such program. For 2006, the Board agreed to increase Mr. Volpe’s base salary to $600,000 in recognition of his contributions to the continued success of Dresser-Rand and based upon competitive market indicators for a similarly-situated Chief Executive Officer in the Oil-field services industry.

If Mr. Volpe’s employment is terminated by us without “cause” or if Mr. Volpe resigns for “good reason” (as such terms are defined in the employment agreement), Mr. Volpe will receive (a) a severance payment equal to twice his base salary, (b) the accrued but unpaid salary through the date of termination, (b) the accrued but unpaid bonus earned for fiscal years prior to the fiscal year of termination, (c) the maximum target annual bonus for the fiscal year of termination, prorated to the amount of time actually employed during such year and (d) continued medical, dental, disability and life insurance coverage for two years following the date of termination. To the extent Mr. Volpe is entitled to receive severance, he is subject to a provision in his employment agreement prohibiting him from competing with us. If Mr. Volpe’s employment is terminated by us for “cause” or if Mr. Volpe resigns without “good reason,” we can elect to enforce a provision in his employment agreement prohibiting him from competing with us for a period of up to two years following such termination provided that we pay Mr. Volpe his base salary for such two-year period.

Mr. Volpe purchased $1,999,992 of common units of Dresser-Rand Holdings, LLC at the same price paid per unit by funds affiliated with First Reserve in connection with the acquisition. In addition, Mr. Volpe received grants of profit units of Dresser-Rand Holdings, LLC that permit him to indirectly share in appreciation in the value of our shares and which are subject to the terms and conditions of the Amended and Restated Limited Liability Company Agreement of Dresser-Rand Holdings, LLC. If Mr. Volpe’s employment is terminated by us, Dresser-Rand

Holdings, LLC may elect to liquidate his common units in exchange for shares of our common stock having an equivalent total value. If Mr. Volpe resigns for “good reason” or is terminated without cause and Dresser-Rand Holdings, LLC does not elect to convert his common units to common shares, he may require Dresser-Rand Holdings, LLC to do so and require Dresser-Rand Holdings, LLC to repurchase those shares.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of March 31, 2006 by (i) each person who is known by us beneficially to own more than 5% of the outstanding common stock (ii) each of our Directors, (iii) each named executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each person named in the table below is c/o Dresser-Rand Group Inc., 1200 West Sam Houston Parkway North, Houston, Texas 77043

The number of shares is based on 85,478,511 shares of our common stock issued and outstanding as of March 31, 2006.

	Shares Beneficially Owned
		Percent of
Name of Beneficial Owner	Number	Common

Dresser-Rand Holdings, LLC(1)	54,196,981	63.4%
Michael L. Underwood	2,543	*
Louis A. Raspino	691	*
Philip R. Roth	1,192	*
Lonnie A. Arnett	29,801	*
Directors and executive officers as a group (17 persons) (2)	34,227	*

*	Less than 1% of outstanding common stock.

(1)	63.4% of our common stock is owned by D-R Interholding, LLC, which in turn is 100% owned by Dresser-Rand Holdings, LLC. Dresser-Rand Holdings, LLC is controlled by First Reserve Fund IX, L. P. (“Fund IX”) and First Reserve Fund X, L. P. (“Fund X”). First Reserve GP IX, L. P. (“GP IX”) is the general partner of Fund IX. First Reserve GP IX, Inc. (“GP IX, Inc.”) is the general partner of GP IX. First Reserve GP X, L. P. (“GP X”) is the general partner of Fund X. First Reserve GP X, Inc. (“GP X, Inc.”) is the general partner of GP X. First Reserve is the adviser to Fund IX and Fund X. The officers for GP IX, GP IX, Inc, GP X and GP X, Inc. are William E. Macaulay, John A. Hill, Ben A. Guill, Thomas R. Denison, J.W.G. (Will) Honeybourne, Alex T. Krueger, Thomas J. Sikorski, Jennifer C. Zarrilli, Craig M. Jarchow, Kenneth W. Moore, Catia Cesari, Timothy H. Day, Joseph Robert Edwards, Mark A. McComiskey, J. Hardy Murchison, Glenn J. Payne, Kristin A. Custar, Brian K. Lee, Bingfeng Leng, Timothy K. O’Keeffe, Anne E. Gold, Valerie A. Thomason, Damien T. J. Harris, Cathleen Ellsworth, Jeffrey K. Quake and Daniel S. Rice who are all employees of First Reserve. Decisions with respect to voting and investments are made by the Investment Committee of First Reserve, made up of a subset of these officers that includes the officers named above except for Ms. Thomason and Mr. Harris. With respect to investments held by these entities, decisions with respect to operations oversight are made by the subset of these officers that work most closely on a given investment, which includes Messrs. Macaulay, McComiskey, Moore and Sikorski in the case of Dresser Rand Group Inc. The address of GP IX, Inc., GP IX Fund IX, GP X, Inc. GP X, Fund X and First Reserve is c/o First Reserve Corporation, One Lafayette Place, Greenwich, CT 06830.

(2)	Because members of senior management hold their interests in units of Dresser-Rand Holdings, LLC, which is controlled by First Reserve, they are not deemed to beneficially own the common stock of Dresser-Rand Group Inc. in which they have an economic interest.

In addition to the beneficial ownership of our common stock set forth in the table above, First Reserve and certain of our directors and named executive officers own an economic interest in our common stock indirectly through membership units in Dresser-Rand Holdings, LLC. The information in the table below reflects the number of shares of our common stock that correspond to each named holder’s economic interest in common units in Dresser-Rand Holdings, LLC and does not reflect any economic interest in profit units. The following table and accompanying footnotes show information regarding the economic interest of our common stock by (i) each person known by us to hold an economic interest in more than 5% of the outstanding common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each person named in the table below is c/o Dresser-Rand Group Inc., 1200 West Sam Houston Parkway North, Houston, Texas 77043.

	Economic Interest
		Percent of
		Common
Name of Economic Interest Holder	Number	Stock

First Reserve Fund X, L. P	32,239,416	37.7%
First Reserve Fund IX, L. P	21,079,618	24.7%
Vincent R. Volpe Jr.	248,095	*
Leonard M. Anthony	118,866	*
Stephen A. Riordan	62,024	*
Walter J. Nye	31,012	*
Bradford W. Dickson	61,988	*
Christopher Rossi	62,307	*
Jean-Francois Chevrier	32,228	*
Elizabeth C. Powers	111,643	*
Randy D. Rinicella	37,833	*
William E. Macaulay(1)	—	—
Thomas J. Sikorski(1)	—	—
Mark A. McComiskey(1)	—	—
Kenneth W. Moore(1)	—	—
Directors and executive officers as a group (17 persons)(2)	766,004	*

*	Less than 1% of outstanding common stock.

(1)	Mr. Macaulay is the Chairman, Chief Executive Officer and a member of the Board of Directors of First Reserve, GP IX, Inc. and GP X, Inc. Mr. Sikorski is a Managing Director of First Reserve, GP IX, Inc. and GP X, Inc. Mr. Moore is a Managing Director of First Reserve, GP IX, Inc. and GP X, Inc. Mr. McComiskey is a Director of First Reserve, GP IX, Inc. and GP X, Inc. Messrs. Macaulay, Sikorski, Moore and McComiskey all disclaim beneficial ownership of any common stock owned by such entities or their affiliates. The address of GP IX, Inc., GP X, Inc., GP IX, GP X, Fund IX, Fund X, William E. Macaulay, Thomas J. Sikorski, Mark A. McComiskey and Kenneth W. Moore is c/o First Reserve Corporation, One Lafayette Place, Greenwich, CT 06830.

(2)	Excludes 34,227 shares of common stock directly held by Lonnie A. Arnett, Louis A. Raspino, Philip R. Roth and Michael L. Underwood as set forth in the previous table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires DRC’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of DRC’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of DRC’s equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish DRC with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, DRC believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2005 were met in a timely manner by its directors, executive officers, and greater than ten percent (10%) beneficial owners except that Mr. Arnett reported the award of restricted stock he received in August 2005 on a late filed Form 4.

STOCK PERFORMANCE GRAPH

The following chart, produced by MorganStanley, depicts DRC’s performance for the period beginning on August 4, 2005 and ending December 30, 2005, as measured by total stockholder return on the common stock compared with the total return of the S&P 500 Index and a custom composite index. The custom composite index includes Cooper Cameron Corporation, Dril-Quip, Inc., FMC Technologies, Inc. Hydril Company, and National-Oilwell Varco Inc.

COMPARISON OF 3 MONTHS CUMULATIVE TOTAL RETURN*
Among DRC, The S&P 500 Index and a Peer Group

*	$100 invested on 8/4/05 in stock or index — including reinvestment of dividends. Fiscal year ending December 31.

Notwithstanding anything to the contrary set forth in any of DRC’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by DRC under those statutes, the preceding report of the Compensation Committee, Audit Committee Report and DRC’s Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by DRC under those statutes.

CERTAIN RELATED PARTY TRANSACTIONS

Amended and Restated Limited Liability Company Agreement of Dresser-Rand Holdings, LLC

In connection with the acquisition, Dresser-Rand Holdings, LLC, our indirect parent, amended and restated its limited liability company agreement, governing, among other things, the terms under which senior management acquired common units and profit units in Dresser-Rand Holdings, LLC. The material terms of the Holdings LLC Agreement are summarized below.

Dresser-Rand Holdings, LLC Membership Interests

Pursuant to an agreement reached with management prior to our acquisition by funds affiliated with First Reserve, certain members of management were offered the opportunity in October 2004 to acquire common units in Dresser-Rand Holdings, LLC at the same price paid per unit by the funds affiliated with First Reserve in connection with the acquisition. Executives who purchased common units were also issued profit units in Dresser-Rand Holdings, LLC, which permit them to indirectly share in appreciation in the value of our shares. After a period of several weeks to evaluate the offer, certain of our executive officers, including our Chief Executive Officer and each of our four other most highly compensated executive officers, availed themselves of this opportunity in November 2004. Our Directors were not offered the opportunity to acquire common units or profit units in Dresser-Rand Holdings, LLC. The terms of the plan are set forth in the Amended and Restated Limited Liability Company Agreement of Dresser-Rand Holdings, LLC, which we refer to as the Holdings LLC Agreement. Under the terms of the Holdings LLC Agreement, management members whose capital contribution exceeds $100,000 are subject to a provision not to compete with us during the period for which they provide services to us and for a period of two years thereafter. The following contains a summary of the material terms of the Holdings LLC Agreement.

The only asset of Dresser-Rand Holdings, LLC is its ownership, through D-R Interholding, LLC, of our shares. The Holdings LLC Agreement permits the grant of the right to purchase common units to members of Dresser-Rand Holdings, LLC and the grant of profit units, consisting of one initial tranche of service units and five initial tranches of exit units, to certain management members who own common units. In October and November 2004, First Reserve, through its affiliated funds, and certain other members purchased 100,609,829 common units for an aggregate purchase price of $435.8 million. Messrs. Volpe, Nye, Riordan, Dickson and Chevrier respectively purchased 461,892, 57,737, 115,473, 115,425 and 60,000 common units in November 2004. In November 2004, Dresser-Rand Holdings, LLC issued 7,975,000 profit units to management members, with Messrs. Volpe, Nye, Riordan, Dickson and Chevrier respectively receiving 4,000,000, 400,000, 700,000, 400,000 and 400,000 of such profit units. During 2005, three additional management members became members of Dresser-Rand Holdings, LLC and purchased 303,735 common units for an aggregate purchase price of $1.3 million. These management members were also issued a total of 1,000,000 profit units.

The proceeds of all common unit issuances were used to acquire, through D-R Interholding, LLC, our shares. The proceeds from the dividends paid to shareholders in connection with our initial public offering were distributed to members of Dresser-Rand Holdings, LLC in accordance with the terms of the Holdings LLC Agreement. Affiliates of First Reserve received approximately $544.3 million, and the management members of Dresser-Rand Holdings, LLC received approximately $11.8 million in the aggregate, with Messrs. Volpe, Anthony, Nye, Riordan, Dickson and Chevrier, respectively, receiving approximately $3,779,192, $l,462,726, $441,237, $851,303, $757,544 and $453,645.

Dresser-Rand Holdings, LLC currently holds 54,196,981 shares of our common stock. The amount of proceeds that would be received by management members of Dresser-Rand Holdings, LLC in connection with a sale by Dresser-Rand Holdings, LLC depends on the amount of cash proceeds received by First Reserve compared to various multiples of First Reserve’s cost per share. If Dresser-Rand Holdings, LLC were to sell all of its shares, then it would generate proceeds equal to the number of shares of our common stock it holds multiplied by the average price per share at which the shares were sold. If these sales were to occur at an average price per share above $14.07, the management members would be fully vested in their profits units, and would receive approximately 9.6% of the net proceeds raised in such sales, with Messrs. Volpe, Anthony, Nye, Riordan, Dickson and Chevrier, respectively, receiving approximately 4.1%, 0.9%, 0.4%, 0.7%, 0.5% and 0.4% of the net proceeds.

All such payments to management would be from the proceeds of stock sales by Dresser-Rand Holdings, LLC, which may be effected through D-R Interholding, LLC, neither of which is consolidated in our financial statements. Though management would receive no payment from us in connection with any such offering, we would record a pre-tax and after-tax, non-cash compensation expense in connection with the exit units, and an increase in paid-in capital approximately equal to the fair value of such exit units at the grant date. Neither cash nor total stockholders’ equity would be impacted.

Amendment

First Reserve may amend the Holdings LLC Agreement, provided that no amendment is permitted that would adversely affect the management members as a class without the consent of a majority in interest, excluding profit units, of the management members.

Units Held by Certain of Our Managers

The units of Dresser-Rand Holdings, LLC consist of common units and profit units. Each common unit is entitled to receive an identical share of the profits and losses of Dresser-Rand Holdings, LLC, which it is anticipated will consist solely of amounts realized with respect to Dresser-Rand Holdings, LLC’s investment in our shares. Profit units consist of service units and five tranches of exit units, and as explained in more detail below, are each generally entitled to an identical share of the profits and losses of Dresser-Rand Holdings, LLC above the benchmark amount applicable to each profit unit, although the exit units are subject to the additional condition that the applicable performance-based conditions are satisfied. The benchmark amount of $4.33 for each profit unit was set at the initial per unit cost of the common units, which equated to the value of our shares at the time of the acquisition. Because the benchmark amount was set at this amount, profit units will share in distributions from Dresser-Rand Holdings, LLC only if there is any realized gain in the value of our shares. It is anticipated that any cash received by Dresser-Rand Holdings, LLC with respect to our shares that it owns will be promptly distributed to the holders of the common units and, to the extent applicable, the profit units.

As of March 2, 2006, approximately 98.4% of common units were held by First Reserve and approximately 1.6% were held by certain members of our management. The profit units are held exclusively by members of our management.

Terms of the Common Units, Service Units and the Exit Unit Tranches

The following is a summary of certain terms of the common units, service units and the five exit unit tranches and certain rights and restrictions applicable to those units.

A holder of units is entitled to one vote for each unit outstanding on a given record date, or other date as applicable, provided that if a management member ceases to provide services to or for the benefit of Dresser Rand Holdings, LLC, the units held by such management member will cease to have voting rights. Holders of profit units generally will not be entitled to distributions in respect of such units until such time as the amounts that would otherwise have been distributed in respect of each such unit equals the benchmark amount described above, except that Dresser-Rand Holdings, LLC may advance tax distributions to help cover any allocations of taxable income to them. Once this benchmark amount is achieved, profit units will participate proportionately in distributions.

Service units vest in five equal annual installments on the first five anniversaries of the issuance date, subject to the management member’s continued service to or for the benefit of Dresser-Rand Holdings, LLC. All of the service units will vest immediately prior to the occurrence of a change of control under the Holdings LLC Agreement. The initial public offering was not considered a change of control under the Holdings LLC Agreement. Although unvested service units are subject to forfeiture if a management member’s service terminates, management members are entitled to receive any distributions of profits and losses payable with respect to their unvested service units as long as they are providing services to or for the benefit of Dresser Rand Holdings, LLC at the time of the distribution.

Subject to the management member’s continued service to or for the benefit of Dresser-Rand Holdings, LLC management members will be entitled to receive a distribution of profits over and above the benchmark amount on their exit units upon the occurrence of a transaction where First Reserve receives cash, cash equivalents or marketable publicly-traded securities on or with respect to its common units, if the value First Reserve receives from the transaction, or the cumulative value resulting from any prior transactions, exceeds multiples of the initial price paid by First Reserve for its units ranging from 2.25 to 3.25. Any tranche of exit units that does not become vested in a transaction described in the preceding sentence that is a change of control under the Holdings LLC Agreement will automatically be cancelled and the holder will not be entitled to any distributions with respect to such cancelled exit units.

If a management member ceases to provide services to or for the benefit of Dresser-Rand Holdings, LLC, Dresser-Rand Holdings, LLC may liquidate the management member’s units in exchange for shares of our common stock. The actual number of shares of our common stock that a management member would receive will be determined at the time, and will have the same total value as the amount the management member would receive if Dresser-Rand Holdings, LLC were to sell all of its assets for cash and distribute the proceeds to its members.

Certain Rights and Restrictions Applicable to the Units

The units held by members are not transferable for a limited period of time except in certain circumstances. In addition, units held by management members may be repurchased by Dresser-Rand Holdings, LLC, and in certain cases, First Reserve, in the event that a management member is subject to an involuntary transfer of his or her units or if a management member receives a bona fide offer to purchase his or her units and such management member wants to accept such offer. First Reserve has the ability to force members to sell their units along with First Reserve if First Reserve decides to sell its units. Under certain conditions, First Reserve may convert each member’s units into an economically equivalent amount of security interests of any successor entity in connection with an initial public offering of such successor entity to Dresser-Rand Holdings, LLC under the Holdings LLC Agreement.

The management members that hold units are entitled to participate in certain sales by First Reserve. In addition, many of the restrictions on transfer will cease to apply in the event of an initial public offering of any successor entity to Dresser-Rand Holdings, LLC under the Holdings LLC Agreement.

Stockholders Agreement

In connection with the acquisition, we entered into a stockholders agreement with First Reserve and certain management stockholders, which has since been amended and restated. The stockholders agreement provides that our Board of Directors will consist of six members upon the consummation of certain offerings. The Board may be subsequently expanded by vote of the Board to include additional Directors, including such additional independent directors as may be required by applicable securities laws or the rules of any exchange on which shares of our common stock are traded. In December 2005, the Board of Directors expanded the Board to eight members. The stockholders agreement provides that for so long as First Reserve holds at least 5% of the outstanding shares of our common stock, it may designate all of the nominees for election to our Board of Directors other than any independent directors. All stockholders that are a party to the stockholders agreement are obligated to vote their shares in favor of such nominees. Independent directors will be designated for nomination by our Board of Directors, however such independent nominees must be reasonably acceptable to First Reserve for so long as its holds at least 5% of the outstanding shares of our common stock. Our Board of Directors currently consists of our Chief Executive Officer, four other Directors nominated by First Reserve, Michael L. Underwood, Louis A. Raspino and Philip R. Roth.

For so long as First Reserve holds at least 20% of the outstanding shares of our common stock, many significant decisions involving us require the approval of a majority of our Board of Directors and at least one Director designated for nomination by First Reserve who is also an officer of First Reserve Corporation. For example, the following transactions are subject to such approval requirements: any acquisition or sale of assets involving amounts in excess of one percent of sales during any twelve month period, or any acquisition of another business or any equity of another entity; any merger, consolidation, substantial sale of assets or dissolution involving us or any of our material subsidiaries; any declaration of dividends; the issuance of common stock or other securities of us or any of our material subsidiaries; and any amendment to our amended and restated certificate of incorporation or comparable organizational documents of our material subsidiaries. Although state law is ambiguous regarding the extent to which fiduciary duties can be waived by contract, to the extent permitted by law, First Reserve has no implied or express duty to us or other stockholders regarding the approval or disapproval of these transactions. In addition, to the extent permitted by law, the stockholders agreement specifically provides that First Reserve and its affiliates may engage in material business transactions with us, pursue acquisition opportunities that may be complementary to us or make investments in companies that compete directly or indirectly against us, and will not be deemed to breach any fiduciary duty.

The stockholders agreement provides that First Reserve will have the ability to require us to register its shares of our common stock and may also require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, in connection with other registered offerings by us, holders of shares of our common stock who are parties to the stockholders agreement will have the ability to exercise certain piggyback registration rights with respect to their shares. Also, we are obligated to pay the fees associated with any public offering of shares held by First Reserve and management stockholders.

The stockholders agreement has an indefinite term. The stockholders agreement may generally be terminated or amended with the written consent of the stockholders holding a majority of the shares of our common stock subject to the agreement; however, any amendment that materially and disproportionately prejudices an individual stockholder or a discrete group of stockholders must be consented to in writing by such individual or group.

Supply Agreement

We entered into a supply agreement with Ingersoll-Rand, expiring on December 31, 2009, whereby we supply Ingersoll-Rand with certain assembly units (an “FRG”) for Ingersoll-Rand’s “PET Star 4” product. There are no minimum order quantities under this agreement.

License Agreement

As contemplated by the equity purchase agreement, Dresser-Rand Company and Dresser-Rand A.S., each an indirect wholly-owned subsidiary of DRC, agreed to certain covenants with and granted intellectual property rights related to the development of Ingersoll-Rand’s 250 kilowatt microturbine to Ingersoll-Rand Energy Systems Corporation and the Energy Systems Division of Ingersoll-Rand. Pursuant to the terms of the license agreement, Energy Systems was granted a non-exclusive, worldwide right and license (without the right to sublicense) to practice and use any intellectual property owned by Dresser-Rand Company or Dresser-Rand A.S. relating to the 250 kilowatt microturbines, and to manufacture, use, market and sell microturbines with a generating capacity of 1,000 kilowatts or less. The license was granted without royalties.

Dresser-Rand Name

Our company’s name and principal mark is a combination of the names of our founder companies, Dresser Industries, Inc. and Ingersoll-Rand. We have acquired perpetual rights to use the “Rand” portion of our principal mark from Ingersoll-Rand as part of the sale agreement. Although initially owned by Dresser Industries, Inc., in the merger of Dresser Industries, Inc. with and into Halliburton, Halliburton acquired all of the rights to the use of the name “Dresser.” When Halliburton sold its Dresser Equipment Group in April of 2001, Halliburton also sold the right to the “Dresser” name, subject to existing licenses and certain limitations. The Dresser-Rand Entities held one of those existing licenses, which has since expired. In connection with the recent sale of the Dresser-Rand Entities by Ingersoll-Rand, we negotiated a replacement license for the right to use the “Dresser” name in our business from Dresser, Inc. (f/k/a Dresser Equipment Group), an affiliate of First Reserve, in perpetuity, for consideration of $1 million plus an additional $4 million payable over the next 9 years.

********************

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Randy D. Rinicella
Vice President, General Counsel and Secretary

April 13, 2006
Houston, Texas

EXHIBIT A

DRESSER-RAND GROUP INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER

PURPOSE

The Audit Committee of the Board of Directors (the “Board”) of Dresser-Rand Group Inc. (the “Company”) is organized for the purposes of assisting the Board in oversight of (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare a report as required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

COMPOSITION AND QUALIFICATIONS

The Audit Committee shall consist of no fewer than three members as determined by the Board, each of whom shall be a non-employee director of the Company. Subject to the phase-in rules of the New York Stock Exchange (“NYSE”) in connection with the Company’s initial public offering, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC, each of the members of the Audit Committee shall be determined by the Board to be independent under the rules of the NYSE, the Sarbanes — Oxley Act of 2002 (the “Sarbanes — Oxley Act”) and the Exchange Act. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices (or acquire such familiarity within a reasonable period after his or her appointment), and at least one member of the Audit Committee shall be a financial expert as defined by the SEC.

Audit Committee members who simultaneously serve on the Audit Committees of two or more other public companies shall promptly disclose such fact to the Board. In the event that any members of the Committee sit simultaneously on the Audit Committee of two or more other public companies, the Board will determine if their duties on such Audit Committees impair their ability to serve effectively on the Audit Committee of the Company, and such determinations will be disclosed in the Company’s annual proxy statement.

A Chairperson of the Committee will be selected by the full Board from among the Committee members. The Committee members shall serve for such term or terms, as the full Board shall determine. The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies on it, subject to such new member(s) satisfying applicable independence and experience requirements. Except as expressly provided in this Charter or the by-laws or any Corporate Governance Guidelines of the Company, the Audit Committee shall fix its own rules of procedure.

MEETINGS

The Audit Committee shall meet not less frequently than four times per year, or more frequently as circumstances may dictate. The Chairman of the Board or any member of the Audit Committee may call meetings of the Committee, in each case on at least twenty-four hours’ notice to each Audit Committee member. The Audit Committee shall meet periodically with management, those responsible for the internal audit function and the independent auditor in separate executive sessions. In addition, the Committee should meet with the independent auditors and management quarterly to review the Company’s financial statements. The Audit Committee may have such other direct and independent interaction with such other persons from time to time, as the members of the Audit Committee deem appropriate. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may meet by telephone or videoconference and may take action by written consent.

A majority of the members of the Audit Committee shall constitute a quorum for any meeting. Any action of a majority of the members of the Audit Committee present at any meeting at which a quorum is present shall be an action of the Audit Committee. The Committee shall keep a record of its meetings and report on them to the Board.

FUNCTIONS AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to appoint, compensate, retain, evaluate and terminate the independent auditor. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) in preparing or issuing an audit report or performing other audit, review, attest or similar services. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof), other than prohibited non-auditing services as set forth in Sarbanes — Oxley Act Section 201, to be performed for the Company by its independent auditor, subject to any de minimus exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee, and for payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee shall make regular reports to the full Board. The Audit Committee should review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate in meeting its responsibilities, shall:

Financial Statement and Disclosure Matters.   Meeting separately, periodically, with management, internal auditors and the independent auditor:

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of the Company’s Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements and disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

3. Review and discuss with management (including the senior internal audit executive) and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

4. Review and consider quarterly reports from the independent auditor on:

(a) All critical accounting policies and practices to be used.

(b) Analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditor.

(c) Major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

(d) Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles.

(e) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5. Discuss with management the Company’s earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally, consisting of discussing the types of information to be disclosed and the types of presentations to be made.

6. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies, and any legal matters that may have a material effect on the Company.

8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9. Consider reviewing with the independent auditor any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise).

10. Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

  Oversight of the Company’s Relationship with the Independent Auditor.

11. Review and evaluate the lead partner of the independent auditor team.

12. When evaluating the lead audit partner, the Committee should take into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function).

13. Obtain and review a report from the independent auditor at least annually describing (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

14. Ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law and consider whether there should be a regular rotation of the audit firm itself.

15. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor.

16. Discuss with the independent auditor material issues on which the national office of the independent auditor was consulted by the Company’s audit team.

17. Meet with the independent auditor prior to the audit to discuss the scope, planning and staffing of the audit.

  Oversight of the Company’s Internal Audit Function(s).

18. Review with management and those responsible for the internal audit function (in separate meetings, as appropriate) the operation of the internal audit function including the quality and adequacy of internal controls that could significantly affect the Company’s financial statements and any difficulties encountered in the course of conducting the internal audits, including any restrictions on scope of work or access to required information.

19. Review the significant reports to management prepared by the internal auditing function and management’s responses.

20. Discuss with the independent auditor and management the internal audit function’s responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

21. Review and concur in the appointment, replacement, reassignment or dismissal of the Director of Internal Audit.

  Compliance Oversight Responsibilities.

22. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

23. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiaries entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

24. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

25. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

26. Annually review the adequacy of the Audit Committee’s written charter and the performance of the Audit Committee.

27. Report regularly to the full Board.

AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and functions set forth in this Charter, it serves in an oversight capacity and, as such, it is not the duty of the Audit Committee to plan or conduct audits, administer legal matters or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. Accordingly, the Audit Committee’s role does not provide any special assurance regarding matters that are outside the Committee’s area of expertise or that are the responsibility of management.

Dresser-Rand Group Inc.
Admission Ticket
▼   DETACH PROXY CARD HERE   ▼
   ☐

Sign, Date and Promptly Return this Proxy Card Using the Enclosed Envelope.	☒

Votes must be indicated (x) in Black or Blue ink.
1. Elect eight Directors for a term of one year expiring in 2007.

FOR all nominees	☐	Withhold	☐	Exceptions*	☐

Nominees:	William E. Macaulay, Kenneth W. Moore, Thomas J. Sikorski, Vincent R. Volpe Jr., Michael L. Underwood, Philip R, Roth, Louis A. Raspino, Mark A. McComiskey

(INSTRUCTIONS: To withhold authority to vote for an individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	Ratify appointment of PricewaterhouseCoopers as DRG’s Independent Registered Public Accountants for the year ending December 31, 2006.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) therefore.

	Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

S C A N L I N E

Please sign exactly as name or names appears hereon, including the title “Executor,” “Guardian,” etc, if the same is indicated. When joint names appear both should sign. If stock is held by a corporation this proxy should be executed by a proper officer thereof, whose title should be given.

Date Share Owner sign here	Co-Owner sign here

DIRECTIONS TO DRC ANNUAL MEETING
Directions to The Houstonian Club
111 North Post Oak Lane
Houston, TX 77024
DIRECTIONS
I-45 NORTH: From Bush-International Airport
Travel South on I-45 to Loop 610. Go West on Loop 610 and follow it South to the Woodway exit. Turn right onto Woodway. At the first street, North Post Oak Lane, turn right. At the first stop sign, turn left into our property.
1-45 SOUTH: From Hobby Airport
Travel North on 1-45 to Loop 610. Go West on Loop 610 and follow it North to the Woodway-Memorial exit.Turn left onto Woodway. At the first street, North Post Oak Lane, turn right. At the first stop sign, turn left onto our property.
59 NORTH
Travel South on highway 59 to loop 610. Go West on Loop 610 and follow it south to the Woodway exit. Turn right onto Woodway. At the first street, North Post Oak Lane, turn right. At the first stop sign, turn left onto our property.
59 SOUTH
Travel North on Highway 59 to loop 610. Go North on Loop 610 to the Woodway-Memorial exit. Turn left onto Woodway. At the first street, North Post Oak Lane, turn right. At the first stop sign, turn left onto our property.
I-10 EAST
Travel West on 1-10 to Loop 610. Go South on Loop 610 to the Woodway exit. Turn right onto Woodway. At the first street, North Post Oak Lane, turn right. At the first stop sign, turn left onto our property.
I-10 WEST
Travel East on 1-10 to Loop 610. Go South on Loop 610 to the Woodway exit. Turn right onto Woodway. At the first street, North Post Oak Lane, turn right. At the first stop sign, turn left onto our property.
HWY 290
Travel South on Highway 290 to Loop 610. Go South on Loop 610 to the Woodway exit. Turn right on Woodway. At the first street, North Post Oak Lane, turn right. At the first stop sign, turn left onto our property.
WESTHEIMER: Galleria Area
Travel North on Loop 610 to the Woodway-Memorial exit. Turn left onto Woodway. At the first street, North Post Oak Lane, turn right. At the first stop sign, take a left onto our property.

PROXY

Annual Meeting of Stockholders, May 9, 2006

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

Dresser-Rand Group Inc.
The undersigned hereby authorizes and appoints Vincent R. Volpe Jr., Leonard M. Anthony and Randy D. Rinicella, and each of them, the proxies of the undersigned, with power of substitution in each, to vote all shares of Common Stock, par value $.01 per share, of Dresser-Rand Group Inc. held of record on March 31, 2006 by the undersigned at the Annual Meeting of Stockholders to be held at The Houstonian Club on May 9, 2006 at 10:00 a.m., local time, and at any adjournment thereof on all matters that may properly come before such meeting.
(Continued, and to be dated and signed on the reverse side.)
DRESSER-RAND GROUP INC.
P.O. BOX 11350
NEW YORK, N.Y. 10203-0350